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                                                                Exhibit 99(d)(1)

                              ASSUMPTION AGREEMENT

     THIS ASSUMPTION AGREEMENT is made as of February 1, 2004, by and between Ariel Investment Trust ("Trust") and Ariel Capital Management, LLC, a Delaware limited liability company.

     WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust has retained Ariel Capital Management, Inc. to serve as an investment adviser responsible for managing assets of all series of the Trust's funds pursuant to the investment advisory agreements identified on Exhibit A (collectively, the "Agreements"); and

     WHEREAS, Ariel Capital Management, Inc. is restructuring from a subchapter S corporation to a limited liability company named Ariel Capital Management, LLC to facilitate increased employee ownership; and

     WHEREAS, the restructuring of Ariel Capital Management, Inc. with and into Ariel Capital Management, LLC did not result in a change of actual control or management, and thus did not constitute an "assignment" of the Agreements as that term is defined under the 1940 Act.

     NOW, THEREFORE, the parties hereto agree as follows:

          1. The Agreements originally in effect between the Trust and Ariel Capital Management, Inc. are hereby assumed in their entirety by Ariel Capital Management, LLC, except that all references to Ariel Capital Management, Inc. shall be replaced with references to Ariel Capital Management, LLC.

          2. Ariel Capital Management, LLC assumes and agrees to perform and be bound by all of the terms of the Agreements and the obligations, duties and covenants of Ariel Capital Management, Inc. thereunder.

          3. The Agreements shall continue in full force and effect as set forth therein for the remainder of their terms.

          4. The assumption of the Agreements contemplated herein shall not involve any "assignment," as that term is defined in the 1940 Act.

          5. This Assumption Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same document.

     IN WITNESS WHEREOF, the undersigned have executed this Assumption Agreement as of the date set forth above.

ARIEL INVESTMENT TRUST                  ARIEL CAPITAL MANAGEMENT, LLC


By: /s/ MELLODY HOBSON                  By: /s/ ANITA M. ZAGRODNIK
   -----------------------------           -----------------------------
Name: MELLODY HOBSON                    Name: ANITA M. ZAGRODNIK
     ---------------------------             ---------------------------
Title: PRESIDENT                        Title: VICE PRESIDENT
      --------------------------              --------------------------

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                                    EXHIBIT A

               EXHIBIT A FOR FEBRUARY 1, 2004 ASSUMPTION AGREEMENT

    AGREEMENTS BETWEEN ARIEL INVESTMENT TRUST (f/k/a/ Ariel Growth Fund) AND
                         ARIEL CAPITAL MANAGEMENT, INC.

1. Management Agreement initially dated February 1, 1995, relating to the investment management of Ariel Fund and Ariel Appreciation Fund.

2. Investment Advisory Agreement With Respect to Ariel Premier Bond Fund, initially dated August 15, 1995.

3. Administrative Services Agreement With Respect to Ariel Premier Bond Fund, initially dated August 15, 1995.

4. Management Agreement In Respect To Ariel Premier Growth Fund, initially dated October 15, 2001.